Limited Term Tax-Exempt Bond Fund of America

July 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$62,578
Class B	$22
Class C	$532
Class F1	$1,992
Class F2	$5,317
Total	$70,441
Class R-6	$4,341
Total	$4,341

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3771
Class B	$0.2636
Class C	$0.2552
Class F1	$0.3621
Class F2	$0.4025
Class R-6	$0.4199

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	167,778
Class B	45
Class C	1,884
Class F1	5,258
Class F2	13,060
Total	188,025
Class R-6	11,976
Total	11,976

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.92
Class B	$15.92
Class C	$15.92
Class F1	$15.92
Class F2	$15.92
Class R-6	$15.92